Exhibit 10.2

February 12, 2015

John S. Quinn
[Home address redacted]

Dear John:

This letter confirms our offer for you to continue your employment with LKQ Corporation while serving in the position of Chief Executive Officer and Managing Director, LKQ Europe. Please note that this offer is confidential and is subject to the approval of the LKQ Board of Directors. The terms and conditions of this offer are as follows:

1.
Compensation - You will be paid a bi-weekly salary of US$21,730.77 on regular company payroll dates. Your annual bonus opportunity under the Management Incentive Plan will be the same as your current position with a threshold, target and maximum of 50%, 100% and 110%, respectively. You will continue to participate in the LKQ Corporation Long Term Incentive Plan with a threshold, target and maximum award opportunity of 36%, 71% and 142%, respectively. You will continue to participate in the LKQ Corporation 1998 Equity Incentive Plan and be eligible for grants under this program consistent with your position level and performance. Your participation in such plans is subject to the terms and conditions of the plans, and in the event of any inconsistency between this letter and the plans, the plans will govern. Notwithstanding the foregoing, the terms and conditions of your employment will be, for the duration of your assignment as CEO & Managing Director, LKQ Europe, no less (as a whole) than those in effect for your successor(s) in the position of Chief Financial Officer, LKQ Corporation (except for any sign-on grants of equity or cash payments, if any, paid to your successor(s) in the position of Chief Financial Officer, LKQ Corporation).

2.
Tax Equalization - Tax equalization will be provided to you on your total worldwide income on the basis of no state residency in the United States. You will need to meet with a representative from a tax advisor selected by LKQ Corporation (currently Grant Thornton) to review the tax implications of this assignment to you. Allowances and other items provided to you as part of this assignment will be grossed up and then will be tax equalized. During the term of this assignment, the Company will provide annual tax preparation services to you at the Company’s expense, and upon completion of the assignment will continue to provide tax services at the Company’s expense until such time as foreign tax equalization or return preparation is no longer required.

3.
Relocation - During the course of this assignment, you will be required to relocate to the United Kingdom. If you elect to sell your current residence in Clarendon Hills, Illinois, the Company will reimburse your expenses in connection with the sale of this home, including real estate commissions up to a maximum of six percent of the sale price. In addition, this reimbursement will include reasonable and customary fees you incur associated with such sale, including but not limited to title search, tax stamps, survey, etc. Reasonable and customary legal fees incurred as part of this sale will also be reimbursed by the Company. You will be provided a household goods moving allowance of twenty-five thousand dollars (US$25,000) for the shipment of household goods to your principle residence in the United Kingdom (assignment city) or, if you elect, to your current home in Phoenix, Arizona. You will need to provide receipts for reimbursement of any of these costs and fees, in accordance with the Company’s reimbursement policies and requirements.

4.
Personal Vehicles - The Company will reimburse you for any loss you incur on sale of up to two vehicles retained at your principal place of residence. Such loss will be limited to the difference between the sale price and Kelly Blue Book retail value. Prior to selling the vehicle(s) at a loss, you must review the sale price with the Senior Vice President, Human Resources, LKQ Corporation.

5.
Miscellaneous Relocation Allowance - You will be paid a one-time relocation allowance of one month’s base salary to cover the cost of household goods at the assigned location, provided you select an unfurnished property as your principal place of residence. Should you select a furnished property as your principal place of residence, this allowance will be limited to twenty-five thousand dollars (US$25,000).

6.
Employee Benefits - You and your eligible dependents will participate in the International Blue Cross health and welfare program for medical treatment in the assignment country location. When in the United States for medical treatment, you and your eligible dependents will be covered under the Blue Cross health care program you elected as a

U.S.-based employee. Your dependent daughter will continue coverage on the U.S.-based Blue Cross plan per your election for 2015 and subsequent years based on your benefit election.  You will continue to participate in the LKQ Corporation 401(k) and 401(k) Plus Plan.

7.
Allowances - During the course of your assignment, you will receive a Goods & Services allowance, including a monthly housing allowance for a residence with three bedrooms and two bathrooms in an “executive area” of London. This calculation will be based on an Efficient Purchaser Index for the area selected. Your allowances will have an offset for an assumed housing cost in the U.S. The Company will confirm the amount of this allowance separately.

8.
Company Vehicle - You will be provided a Company vehicle for your use during the course of this assignment. The Company will pay the monthly lease cost, initial down payment (up to three months), insurance, parking and fuel for business. For this assignment you will be leased a luxury vehicle such as a Mercedes Benz or BMW, which you may select. You are permitted to use the vehicle for personal use and will be taxed as appropriate for any non-business use mileage. Your spouse will be authorized to drive this vehicle.

9.
Home Finding Assistance - You will receive an allowance not to exceed five thousand dollars ($5,000) for your expenses associated with locating a principle residence in the United Kingdom. In the event you are required to pay a fee to an agent for the rental of your primary residence in the United Kingdom, such fee will be reimbursed as well.

10.
Home Leave - You and your spouse will be eligible for an annual home leave allowance. The Company will reimburse you for round trip business class travel between the assigned location and Chicago, Illinois or Phoenix, Arizona. In the event you elect not to return to either of these locations for home leave, the Company will pay you the equivalent amount in cash for your use as you elect. In addition to the annual home leave above, your spouse may travel up to two additional times per year on a similar basis.

11.
Dependent Child Travel - As your daughter will not accompany you on this assignment, the Company will reimburse you for up to a maximum of four trips in a twelve month period for her travel between the U.S. and the assigned expatriate location. This travel will be reimbursed at an economy/coach fare and will be based on the fare level between Chicago, Illinois and London, England.

12.
Immigration - You and your eligible dependents will be reimbursed for immigration fees associated with obtaining any necessary visas, work permits, residency permits, etc. and any cost to maintain U.S. green card status for you and your dependents. All immigration paperwork must be completed and approved by the immigration authorities at the assigned expatriate location prior to the start of the assignment.

13.
Physical Examination - You and your eligible dependents are recommended to complete physical examinations prior to the start of the assignment. Results of the exam will not be shared with the Company. The Company will reimburse you for reasonable and customary fees associated with such exams. Prior to commencing the exams, you are required to obtain the approval of the Senior Vice President, Human Resources, LKQ Corporation regarding the costs of such exams.

14.
Vacation and Holiday Allowance -You will continue to earn PTO under the LKQ Corporation policy with an additional two weeks allowance annually and will follow the holiday schedule in the assigned country.

15.
Compassionate Leave - In the event of a seriousness illness or death of an immediate family member (spouse, child, parent, brother, sister, parent in-law, brother or sister in-law, or grandparent), the Company will reimburse you and your eligible dependents for round trip business class air fare between the assigned city location and the city of your family member. In the event of the death of one your eligible dependents (spouse or daughter), the Company will reimburse you and your surviving dependents round trip business class air fare between the assigned expatriate location and your destination city.

16.
Repatriation - Upon completion of the assignment, the Company will reimburse you and your eligible dependents for business class air fare between the assigned expatriate location and Chicago, Illinois or Phoenix, Arizona. The Company will also provide you with a household goods moving allowance of up to US$25,000 for the shipment of household goods from your UK residence to your US residence. In the event that you elect to relocate to a city other that Phoenix, Arizona, the Company will provide you with an allowance not to exceed US$5,000 for your expenses associated with finding housing in the US following the completion of your assignment.

17.
Employment Agreement - Upon the completion of your expatriate assignment you will be provided an agreement under which you will provide services regarding financial matters involving the Company, including but not limited to the Company’s annual and quarterly financial statements and the Company’s capital structure. The agreement will be for a three-year term commencing on your repatriation (or a later date if mutually agreed) to include provisions for continued participation in LKQ Corporation health and welfare plans, continued opportunity to  exercise vested options in accordance with their original terms and continued vesting of equity. If necessary, you will be deemed “retired” for purposes of the LKQ Corporation Long Term Incentive Plan upon completion of your assignment as Chief Executive Officer and Managing Director, LKQ Europe, provided that you comply with the restrictive covenants in such agreement.

18.
Transition - This appointment is to be effective on or about March 30, 2015 subject to approval by the Board of Directors of the Company; provided, however, that you will continue your current responsibilities until a replacement Chief Financial Officer for LKQ Corporation is hired. You may commute between your residence in Chicago, Illinois or Phoenix, Arizona until you relocate to the assigned country, and commuting costs (air fare, hotels, car rentals, etc.) will be reimbursed under the LKQ Business Travel Policy.

19.
Governing Law and Choice of Forum - This agreement, the terms of your assignment, and your ongoing relationship with LKQ Corporation during your assignment will be governed by Illinois law. Any action, suit, dispute or other proceeding arising out of or relating to this agreement or your services provided pursuant to this agreement is subject to the exclusive jurisdiction of the State or federal courts located in the City of Chicago, County of Cook, State of Illinois.

I look forward to your positive response to this offer.  Upon acceptance of this offer, we will submit the proposal to the LKQ Board of Directors.

Sincerely,

/s/ Robert L. Wagman
Robert L. Wagman
President and Chief Executive Officer